Exhibit 99.3

Consent of Raj Kannan to be Named as a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, the undersigned, hereby consent to my being named in the Registration Statement on Form F-4 of Amryt Pharma plc, and all amendments, including post-effective amendments thereto (the “Registration Statement”), as a person who is anticipated to become a director of Amryt Pharma plc upon completion of the merger as described in the Registration Statement.

Dated: June 14, 2021

/s/ Raj Kannan
Raj Kannan